Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2016 (except for Note 13, and the effects thereof, which is as of June 8, 2016) with respect to the consolidated financial statements of Tactile Systems Technology, Inc. contained in the Prospectus, filed on July 27, 2016, relating to the Registration Statement on Form S-1, as amended (File No. 333-209115), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Minneapolis, Minnesota

July 27, 2016